                                SCHEDULE 14A
                               (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            HARBINGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

   (5)  Total fee paid:

        ------------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

        ------------------------------------------------------------------------
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

   (3)  Filing Party:

        ------------------------------------------------------------------------

   (4)  Date Filed:

        ------------------------------------------------------------------------
                                                    (Bulletin No. 161, 02-03-95)
                                                                      0147109.11

                            HARBINGER CORPORATION
                          1055 Lenox Park Boulevard
                           Atlanta, Georgia  30319
                               (404) 467-3000


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 25, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harbinger Corporation (the "Company") will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, N.E., Atlanta, Georgia 30305, at 9:00 a.m., Atlanta, Georgia time, on Friday, April 25, 1997 (the "Meeting"), to consider and act upon:

     1. the election of 6 persons to serve as members of the Company's Board of Directors;

     2. a proposal to increase the number of share available for issuance under the Company's 1996 Stock Option Plan from 2,625,000 shares to 4,125,000 shares, an increase of 1,500,000 shares;

     3. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

     4. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                           By Order of the Board of Directors,



                                           /s/ Joel G. Katz
                                           -----------------
                                           Joel G. Katz,
                                           Secretary

April 2, 1997
Atlanta, Georgia

                                  IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                            HARBINGER CORPORATION
                          1055 LENOX PARK BOULEVARD
                           ATLANTA, GEORGIA 30319

                             --------------------

                               PROXY STATEMENT

                             --------------------

                                APRIL 25, 1997

                       -------------------------------

               INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of Harbinger Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 25, 1997 at 9:00 o'clock a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, N.E., Atlanta, Georgia 30305. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 3, 1997, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Common Stock at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 14, 1997, the Company had outstanding and entitled to vote 19,007,855 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposal two set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposal two will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated.

PROXIES

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposal two.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock which, as of March 18, 1997, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee to become a member of the Board of Directors, by each Executive Officer of the Company, by all Directors, Nominees and Executive Officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company. The Company effected a three-for-two stock split paid in the form of a stock dividend on January 31, 1997 to shareholders of record as of January 17, 1997.


                                                                    COMMON STOCK BENEFICIALLY
                                                                             OWNED(1)
                                                                   ---------------------------
                                                                     NUMBER OF     PERCENTAGE
                                                                     SHARES OF         OF
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS                         COMMON STOCK       CLASS
------------------------------------------                         ------------       -----
C. Tycho Howle(2)...................................................   1,281,617        6.7%
David T. Leach(3)...................................................     483,042        2.5
James C. Davis(4)...................................................     309,591        1.6
George S. Hart(5)...................................................     120,727          *
Joel G. Katz(6).....................................................      49,872          *
William B. King(7)..................................................      55,566          *
Stuart L. Bell(8)...................................................      34,125          *
William D. Savoy(9).................................................   2,375,986       12.5
Benn R. Konsynski(10)...............................................       8,926          *
Klaus Neugebauer....................................................          --         --
Ad Nederlof.........................................................          --         --
David A. Meeker(11).................................................      27,700          *
James M. Travers(12)................................................      26,400          *
Theodore C. Annis...................................................   1,041,552        5.5
A. Gail Jackson.....................................................   1,041,552        5.5
All executive officers and directors as a group  (15 persons)(13)...   6,856,656       35.0



                                                                     NUMBER OF     PERCENTAGE
                                                                     SHARES OF         OF
5% SHAREHOLDERS                                                    COMMON STOCK       CLASS
---------------                                                    ------------       -----
Vulcan Ventures, Inc./Paul G. Allen(14)..........................
 110 110th Avenue, NE, Suite 550, Bellevue, WA  98004                2,379,736         12.5%
Warburg, Pincus Counsellors, LLC(15).............................
 466 Lexington Avenue New York, NY 10017                             1,276,350          6.7
AXA Equity & Law Assurance Society Plc(16).......................
 20 Lincoln's Inn Field, London, England WC2A 3ES                    1,252,401          6.6

-------------
     * Less than 1% of the outstanding Common Stock.
(1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors, executive officers of the Company and filings made with the Commission or furnished to the Company by other shareholders.
(2) Includes 784,160 shares held of record by Mr. Howle, 57,200 shares held of record by Mr. Howle's wife, an aggregate of 14,391 shares held by Mr. Howle's children, 178,250 shares held in a family limited partnership for the benefit of Mr. Howle, his wife and children, 200,000 shares held by a trust for the benefit of Mr. Howle and his wife, 10,116 shares held in a foundation created by Mr. Howle, and 37,500 shares subject to options exercisable within 60 days. Mr. Howle disclaims beneficial ownership of all such shares, other than the shares held of record by Mr. Howle or for his benefit. Mr. Howle's address is 1055 Lenox Park Boulevard, Atlanta, GA 30319.
(3) Includes 266,792 shares held jointly by Mr. Leach and his wife, and 191,250 shares subject to options exercisable within 60 days.
(4) Includes 240,216 shares held jointly by Mr. Davis and his wife, and 69,375 shares subject to options exercisable within 60 days.
(5)  Includes 93,750 shares subject to options exercisable within 60 days.
(6)  Includes 49,499 shares subject to options exercisable within 60 days.
     (7)  Includes 36,000 shares subject to options exercisable within 60 days.
(8)  Includes 11,625 shares subject to options exercisable within 60 days.
(9)  Includes 31,875 shares subject to options exercisable within 60 days.
     Also includes 2,323,486 shares beneficially owned by Vulcan
     Ventures, Inc. and Paul G. Allen, as to which Mr. Savoy disclaims beneficial ownership.
(10) Includes 5,626 shares subject to options exercisable within 60 days
(11) Includes 26,950 shares subject to options exercisable within 60 days.
(12) Includes 26,400 shares subject to options exercisable within 60 days.
(13) Includes 579,850 shares subject to options exercisable within 60 days.
(14) Includes 2,323,486 shares and 56,250 shares subject to warrants exercisable within 60 days beneficially owned by Paul G. Allen. Excludes 31,875 shares held beneficially by Mr. Savoy, as to which Mr. Allen disclaims beneficial ownership.
(15) According to a Schedule 13G filed by Warburg, Pincus Counselors, Inc. ("Warburg, Pincus") dated January 9, 1997, Warburg, Pincus, a registered investment advisor beneficially owns 1,276,350 shares of Common Stock. According to the Schedule 13G, Warburg, Pincus has sole voting power to 868,050 shares, shared voting power as to 197,850 shares and sole despositive power as to 1,272,300 shares.
(16) Includes 18,750 shares subject to warrants exercisable within 60 days.

                                  PROPOSAL 1

                            ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, six directors are to be elected for the terms described below. The Board of Directors of the Company is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. At a meeting of the Board of Directors in January 1997, the size of the Board was increased from seven to nine members. William B. King, Stuart
L. Bell and James C. Davis are nominees to serve as Class I directors for a term expiring at the Company's Annual Meeting of Shareholders in 2000. Messrs. King and Bell currently are Class I directors whose terms expire at the Annual Meeting. If elected, Mr. Davis will fill a vacant board seat. Klaus Neugebauer and Ad Nederlof are nominees to serve as Class II directors for a term expiring at the Company's Annual Meeting of Shareholders in 1998. If elected, Dr. Neugebauer will fill a newly created Board seat and Mr. Nederlof will fill a vacant board seat. Benn Konsynski is a nominee to serve as a Class III director for a term expiring at the Company's Annual Meeting of Shareholders in 1999. If elected, Dr. Konsynski will fill a newly created Board seat.

     The Board of Directors has adopted a policy statement that provides as follows: "[i]t is the policy of Harbinger Corporation, in order to ensure full representation of the Company's shareholders on the Board of Directors and to enhance the Company's access to talented managerial advisors, that no nonemployee director of the Company shall serve as a director for more than eight consecutive years and that each nonemployee director when first elected to the Board of Directors (including after a period of non-service) shall serve for only a one year term unless renominated by the Board of Directors at that time, in which case he or she shall be included in the Company's staggered board in a manner determined by the Board of Directors."

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

NOMINEES TO SERVE UNTIL THE 2000 ANNUAL MEETING (CLASS I)

     WILLIAM B. KING

        Mr. King, age 52, has been a director of the Company since January 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. King will be eligible to serve as a director through the Company's Annual Meeting to be held in 2001. Mr. King has served as Chairman of Private Business, Inc., a banking software provider, since 1991. From 1986 until February 1995, Mr. King served as Chairman of FISI-Madison Financial Corporation, Chairman of CUC Europe, and served on the Board of Directors of CUC International.

     STUART L. BELL

        Mr. Bell, age 43, has been a director of the Company since April 1995. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Bell will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2003. Mr. Bell served as Executive Vice President and Chief Financial Officer of CUC International from 1983 to January 1995, and has served as Assistant to the Chief Executive Officer of CUC International since February 1995. Mr. Bell is also a director of International Telephone Data Services.

     JAMES C. DAVIS

        Mr. Davis, age 44, has served as President and Chief Operating Officer of the Company since March 1997. He served as President of Harbinger
Group Operations from January 1995 until March 1997. He served as President of the Company from January 1989 until December 1993, when he resigned as an officer and director of the Company. He was Vice President and Senior Vice President of Harbinger Computer Services, Inc. ("HCS") from May 1984 until December 1988.

NOMINEE TO SERVE UNTIL THE 1999 ANNUAL MEETING (CLASS III)

     BENN R. KONSYNSKI

        Dr. Konsynski, age 46, has been a director of the Company since December 1996. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Konsynski will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Since 1993, Dr. Konsynski has been the George S. Craft Professor of Business Administration at the Goizueta Business School at Emory University. From 1987 to 1993, he was on the faculty at Harvard Business School. Prior to the dissolution of HNS, Dr. Konsynski was a member of the Board of Managers of HNS. Dr. Konsynski also serves as a director of Tessco Technologies, Inc.

NOMINEES TO SERVE UNTIL THE 1998 ANNUAL MEETING (CLASS II)

     KLAUS NEUGEBAUER

        Dr. Neugebauer, age 58, was a co-founder of Softlab GmbH, an international software development company which was sold to BMW AG in 1991. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Neugebauer will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2005. Dr. Neugebauer is a member of a number of German industrial boards and acts as a strategic information technology advisor to the State of Bavaria and the German Federal Government, and since 1991, has been a partner in NSE Inc., an investment firm that specializes in the software industry.

     AD NEDERLOF

        Mr. Nederlof, age 51, currently serves as an independent software consultant. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Nederlof will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2005. Mr. Nederlof served as Vice President of Oracle Northern Europe form 1994 to 1996, with responsibility for all Northern European subsidiaries. From 1991 to 1994, he served as Managing Director of Oracle Nederland BV, Oracle's Dutch subsidiary.

CURRENT DIRECTORS

     The current Directors of the Company are Class II directors, elected to serve until the 1998 Annual Meeting, and Class III directors, elected to serve until the 1999 Annual Meeting, and are as follows:

     C. TYCHO HOWLE

        Mr. Howle, age 47, currently serves as a Class III director. He has served as Chairman of the Board of Directors of the Company and its predecessors since 1983, and served as Chief Executive Officer until March 1997. From 1981 to 1983, Mr. Howle was a consultant with McKinsey & Company, Inc., a management consulting firm. From 1979 to 1981, Mr. Howle was a Product Line Manager with the Hewlett-Packard Company. From 1973 to 1977, he was a project manager with Booz, Allen & Hamilton's Applied Research Unit.

     WILLIAM D. SAVOY

        Mr. Savoy, age 32, currently serves as a Class III director and has been a director of the Company since May 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Savoy will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2001. Mr. Savoy has served as President of Vulcan Northwest, Inc. since 1988. Mr. Savoy is also a director of Telescan, Inc., C/Net, Inc., U.S. Satellite Broadcasting Co., Inc. and Ticketmaster Corporation.

     DAVID T. LEACH

        Mr. Leach, age 46, currently serves as a Class II director and has served as Chief Executive Officer of the Company since March 1997 and a Director since February 1994. From February 1994 until March 1997, he served as President and Chief Operating Officer of the Company. From June 1992 until February 1994, he was Group Executive Vice President, Sales and Operations. He served as Senior Vice President of HCS from 1988 until 1990 and was President of HCS from 1990 until its reorganization into Harbinger Corporation in 1992. Prior to joining HCS, Mr. Leach was a consultant with McKinsey & Company, Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        During 1996, the Board of Directors held five meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

        The Company's Board of Directors has established an Audit Committee and Compensation Committee. William B. King and Stuart L. Bell presently serve on the Audit Committee. The Audit Committee met one time in 1996. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by the Company's independent accountants, to review audit plans of the independent accountants and internal auditors and to review the reports upon completion of their audits, (ii) to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. William D. Savoy, William B. King and Stuart L. Bell presently serve on the Compensation Committee. The Compensation Committee met three times in 1996. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer the Company's stock option plans and employee stock purchase plans including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

        As compensation for serving on the Board of Directors, directors who are not also employees of the Company ("Nonemployee Directors") receive $900 for each meeting of the full Board and $250 for teleconference Board meetings of 90 minutes or less in which they participate. In the Company's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors. Under this plan, Nonemployee Directors receive options to purchase 6,000 shares of the Company's common stock upon becoming a director and then each year immediately following the Annual Shareholders meeting.

EXECUTIVE OFFICERS

        In addition to the individuals nominated for director above who are also executive officers of the Company, the following individuals presently serve as executive officers of the Company:

     THEODORE C. ANNIS

        Mr. Annis, age 54, has served as President of Harbinger SupplyTech since January 1997. He served as Chief Executive Officer and Treasurer of Supply Tech, Inc. from its inception in August 1984 until its merger with the Company in January 1997.

     JAMES M. TRAVERS

        Mr. Travers, age 45, has served as President of Harbinger Enterprise Solutions since January 1995. In this capacity, Mr. Travers manages the business operations acquired from Texas Instruments, Inc. ("TI"). From 1978 through 1994, Mr. Travers served in various managerial positions with TI, including the position as Director of Business Development for TI's Worldwide Applications Software Business and General Manager of TI's EDI business unit from June 1992 through December 1994.

     GEORGE S. HART

        Mr. Hart, age 55, has served as Senior Vice President, Licensee Relationships of Harbinger since April 1994. He served as Senior Vice President, Business Development and Sales of the Company from the Reorganization in May 1992 until April 1994. From April 1984 to May 1992, Mr. Hart served as Senior Vice President, Business Development and Sales of HCS.

     DAVID A. MEEKER

        Mr. Meeker, age 54, has served as Senior Vice President, North American Sales since January 1997. From January 1995 through January 1997, he served as Vice President, Sales. From September 1992 through December 1994, Mr. Meeker served as Vice President, Sales for National Data Corp., a credit card processing company. From January 1992 through August 1992 Mr. Meeker served as Vice President, Sales and Marketing for Software Alternatives, a computer software and systems vendor. From January 1990 to January 1992, Mr. Meeker served as Manager, U.S. Channel Operations for IBM.

     A. GAIL JACKSON

        Ms. Jackson, age 48, has served as Senior Vice President of Harbinger SupplyTech since March 1997. She served as President of Supply Tech, Inc. from its inception in August 1984 until its merger with the Company in January 1997.

     JOEL G. KATZ

        Mr. Katz, age 33, has served as Chief Financial Officer and Secretary of Harbinger since January 1997. He served as Vice President, Finance and Secretary from January 1995 to January 1997 and Senior Director of Finance of the Company from February 1994 to January 1995. He joined Harbinger in 1990 as Controller and became Director of Finance in December 1991. From 1985 to 1990, he was a certified public accountant in the audit division of Arthur Andersen LLP.

EXECUTIVE COMPENSATION

        The following table presents certain summary information concerning compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1996 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE



                                                             Long Term
                                      Annual                Compensation
                                   Compensation                Awards
                                                            ------------
                                                             Securities       All
                                                             Underlying      Other
Name and Principal Position           Salary       Bonus     Options (#)  Compensation
---------------------------        ------------  ---------  ------------  ------------

C. Tycho Howle               1996      $187,555   $110,500                   $  800
 Chairman, Chief Executive   1995       157,134     65,920    150,000           800
  Officer and Director       1994       149,375     23,721          -           662

David T. Leach               1996      $151,569   $ 83,520    120,000        $  800
 President, Chief Operating  1995       127,634     52,602          -           800
  Officer and Director       1994       116,125     28,028     45,000           495

James C. Davis               1996      $141,758   $105,465    157,500        $  771
 President, Harbinger        1995       106,727     29,094     60,000           800
  Group Operations           1994        77,239          -          -             -

James M. Travers             1996      $126,675   $ 79,300          -        $  745
 President, Harbinger        1995       106,673     89,200     75,000         4,238
  Enterprise Solutions       1994             -          -          -             -
                             1996      $140,922   $ 58,279          -        $  704

David A. Meeker              1995        95,740     50,000     67,500           500
 Vice President, Sales       1994             -          -          -             -

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning options granted during the year ended December 31, 1996 to the Named Executive Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR


                                                                               Potential Realizable
                                                                                 Value at Assumed
                   Number of                                                  Annual Rates of Stock
                  Securities        % of Total                               Price Appreciation for
                  Underlying      Options Granted     Exercise                    Option Term (2)
                    Options        to Employees        Price    Expiration    ---------------------
                  Granted (1)       Fiscal Year       ($/sh)      Date           5%          10%
                  -----------  --------------------  --------  ----------     --------   ----------
C. Tycho Howle      150,000           13.3%            $11.67   04/1/03       $712,629   $1,660,729
David T. Leach      120,000           10.6%            $11.67   04/1/03       $570,103   $1,328,583
James C. Davis      157,500           13.9%            $11.67   04/1/03       $748,261   $1,743,766
James M. Travers          -              -                  -         -              -            -
David A. Meeker           -              -                  -         -              -            -

---------------

(1) The options granted to the named executive officers were awarded under the Company's 1996 Stock Option Plan (the "1996 Plan"). The options granted under the Plan are exercisable for a period not to exceed seven years from the date of grant. Options generally vest over four years of continuous employment with the Company. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.

(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the seven year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of the Company's Common Stock. No assurance can be given that the Company's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

     The following table sets forth information, as of December 31, 1996, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of the Company held by the Company's Named Executive Officers.

     AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                             Number of Shares Underlying         Value of Unexercised In-the-
                                                Unexercised Options at                   Money Options
                    Shares                        December 31, 1996                at December 31, 1996 (2)
                  Acquired On     Value      --------------------------        ---------------------------------
Name               Exercise    Realized (1)  Exercisable  Unexercisable        Exercisable         Unexercisable
----              -----------  ------------  -----------  -------------        -----------         -------------
C. Tycho Howle           -              -              -     150,000                     -          $  874,500
David T. Leach           -              -        135,000     168,750            $1,962,375          $1,345,538
James C. Davis           -              -         15,000     202,500              $198,750          $1,514,475
James M. Travers    10,500       $133,875          8,250      56,250              $109,285          $  745,127
David A. Meeker      6,000       $ 78,020         10,875      50,625              $144,050          $  670,614

----------------

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price of the Common Stock as reported by The Nasdaq Stock Market on the date of exercise and the exercise price of the options.

(2) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $17.50 as reported by The Nasdaq Stock Market on December 31, 1996 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

     Employees of the Company, including executive officers, are required to sign an agreement with the Company defining the employee's responsibilities, restricting the ability of the employee to compete with the Company during his or her employment and for a designated period thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time. In connection with the Company's merger with SupplyTech, Inc. on January 3, 1997, the Company entered into employment, non-competition and non-disclosure agreements with Theodore C. Annis and A. Gail Jackson. In addition to the terms of the Company's standard employment agreements described in the preceding paragraph, the agreements with Mr. Annis and Ms. Jackson generally provide for a minimum term of employment of two years. Under the terms of these agreements, the Company has the right to terminate each of the employees' employment by notice for "cause" or due to "disability" of such employee. "Cause" means any of the following reasons:
(a) the Company reasonably determines that such employee's job performance is unsatisfactory; (b) such employee violates any provision of the employment agreement; (c) such employee is convicted of a felony or misdemeanor involving moral turpitude; or (d) such employee engages in misconduct in the course and scope of his or her employment with the Company. "Disability" means the illness or disability of such employee that prevents the performance of the employee's material obligations under the employment agreement, and which continues for consecutive period of 120 days or longer or an average of 180 days or longer in any one year period.

     On March 4, 1997, the Company entered into an employment agreement with C. Tycho Howle effective as of January 4, 1997 in order to insure Mr. Howle's continued services as Chairman of the Board of the Company. The employment agreement provides for a four year term at an initial base salary of $220,000, with bonus opportunity of 50% of base salary if certain performance criteria are met. In addition to the terms of the Company's standard employment agreement described above, Mr. Howle's employment agreement provides for: (i) an option grant under the 1996 Plan to purchase 150,000 shares of Common Stock at a price equal to the Fair Market Value of the Company's stock on the date of the grant (the "Option"), (ii) termination for cause by the Company without payment of severance, (iii) voluntary departure by Mr. Howle without severance, and (iv) termination without cause by the Company with payment of severance.

     The Company may terminate Mr. Howle for cause if Mr. Howle: (i) knowingly and willfully engages in misconduct with respect to the business and affairs of the Company, (ii) violates any policy of the Company in a material way relating to ethical business conduct, practices, or fiduciary duties of a senior executive, (iii) knowingly and willfully breaches any material provision of his employment agreement which is not remedied within thirty (30) days after receipt of notice, (iv) commits a felony or an illegal act involving moral turpitude or fraud or dishonesty which may reasonably be expected to have a material adverse effect on the Company, or (v) fails to comply with reasonable directives of the Board, if not remedied within thirty (30) days after receipt of notice. If the Company terminates Mr. Howle without cause, then the Company will be obligated to pay Mr. Howle the net present value of the compensation that would be payable to Mr. Howle during the remaining term of his employment agreement.

     Mr. Howle's Option vests ratably over four years. In the event Company terminates Mr. Howle without cause, the Option will continue to vest as if he were still employed by the Company. Further, in the event of a "Change in Control" of the Company, Mr. Howle's Option shall immediately vest in its entirety. A "Change in Control" shall be deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and any other equity securities of the Company with the Securities and Exchange Commission and The Nasdaq Stock Market. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish the Company with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1996, except that Mr. Howle filed a late Form 4 on one occasion.

401(K) PROFIT SHARING PLAN

     The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed one year of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 3% and a maximum of 15% of their salary on a pre-tax basis. Subject to certain Code limitations, the Company may make a matching contribution of up to $300 of the salary deferral contributions of participants at a rate determined by the Board of Directors of the Company each year. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. The Board of Directors approved the contribution by the Company of $35,000 to the 401(k) Plan for 1996. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is always 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests at a rate of 20% per year commencing after the first year of service. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments. In connection with the Company's merger with SupplyTech, Inc. on January 3, 1997, the Company assumed the obligations under the SupplyTech 401(k) Profit Sharing and Retirement and Savings Plan and Trust (the "SupplyTech Plan"). The SupplyTech Plan operates in a manner substantially similar to the Plan, except for the following: (i) participants in the SupplyTech Plan may contribute, subject to certain Code limitations, a minimum of 1% of the participants salary on a pre-tax basis;
(ii) subject to certain Code limitations, the Company may make a matching contribution of 25% up to 6% of each participants contribution; and (iii) all portions attributable to Company contributions vest only after the participant completes five years of service.

STOCK OPTION PLANS

     Employee Stock Option Plans. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Company's shareholders and became effective on May 8, 1996. The 1996 Plan replaced the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"). Following approval of the 1996 Plan at the Annual Shareholders Meeting in 1996, no further stock options were granted under the 1989 Plan. The 1989 Plan continues in effect only with respect to outstanding stock options which were granted under that plan and will terminate and cease to exist as of the date on which all outstanding stock options which were granted under the 1989 Plan are exercised in full, expired or canceled. The purpose of the 1996 Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The aggregate number of shares of Common Stock reserved for issuance under the 1996 Plan is 2,625,000 shares, plus an amount equal to the number of all shares that are either not subject to options granted under the 1989 Plan or were subject to options granted under the 1989 Plan or were subject to Options granted thereunder that expire without exercise to officers consultants and key employees. If Proposal 2 below is approved, the number of shares reserved for issuance under the 1996 Plan will be increased by 1,500,000 shares. Options granted under the 1996 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or
(ii) non-qualified stock options. The 1996 Plan permits the grant of stock appreciation rights in connection with the grant of stock options. Stock options may be granted under the 1996 Plan for all employees and consultants of the Company, or of any present or future subsidiary or parent of the Company, who are considered "key employees" or "key consultants." The 1996 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee is empowered to interpret the 1996 Plan and to prescribe, amend and rescind the rules and regulations pertaining to the 1996 Plan. Options granted under the 1996 Plan generally vest ratably over four years. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee, unless otherwise approved by the Compensation Committee.

     Any incentive stock option that is granted under the 1996 Plan may not be granted at a price less than the fair market value of the Company's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Company's Common Stock on the date of grant.

     Each option granted under the 1996 Plan is exercisable for a period determined by the Compensation Committee, which period may not exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company). Options terminate upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     The terms of the 1989 Plan are substantially similar to the terms of the 1996 Plan. The material difference between the plans is the manner of exercise permitted by the 1996 Plan. Under the 1996 Plan, payment of the purchase price for shares of Common Stock purchased upon exercise of an option may be made in any of the following terms: (i) In cash; (ii) By delivery to the Company of a number of shares of Common Stock which have been owned by the optionee for at least six months prior to the date of exercise of the option having an aggregate fair market value on the date of delivery of not less than the total purchase price for the shares being purchased upon exercise of the option; (iii) By delivery of a promissory note executed by the optionee to the Company which shall include such terms and conditions as approved by the Board of Directors, including without limitation, that: (a) The balance equal to the aggregate purchase price for the shares being purchased shall be payable in equal installments over such a period as approved by the Board of Directors;
(b) Interest shall accrued at a per annum rate equal to the prime rate as announced by the Wall Street Journal as the prevailing "prime rate" of interest per annum; and (c) The optionee shall be personally liable for the repayment of the unpaid principal balance of the loan and any and all accrued but unpaid interest on the loan; (iv) By surrender of a number of shares of Common Stock otherwise issuable upon exercise of the option having an aggregate fair market value on the date of exercise of not less than the total purchase price for all shares being purchased upon exercise of the option, including the shares being surrendered; and (v) In any combination of the forms described above as approved by the Board of Directors.

     As of March 18, 1997, options to purchase 1,216,983 shares of Common Stock were outstanding under the 1989 Stock Option Plan and 959,974 shares of Common Stock had been issued upon exercise of options granted under such plan. As of March 18, 1997, options to purchase 1,992,490 shares of Common Stock were outstanding under the 1996 Stock Option Plan and 6,003 shares of Common Stock had been issued upon exercise of options granted under such plan.

     Nonemployee Directors Stock Option Plan. The Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan") became effective on April 30, 1993. A total of 225,000 shares of the Company's Common Stock have been reserved for issuance under the Nonemployee Directors Plan.

     The terms of the options granted under the Nonemployee Directors Plan, including the exercise price, dates and number of shares subject to the options are specified in the Nonemployee Directors Plan. The Nonemployee Directors Plan provides for the automatic granting of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 6,000 shares of Common Stock on the date of, and at a time immediately following every, annual meeting of the shareholders ("Annual Grant"). Each Nonemployee Director who is first appointed or elected to the Board and attends a regular quarterly meeting of the Board which occurs at any time other than at an annual meeting of the shareholders is granted an option to purchase a number of shares of Common Stock equal to the product of (i) 6,000 multiplied by (ii) a fraction, the numerator of which is the number of regular quarterly directors meetings expected by the Chief Executive Officer of the Company to occur between the date that such Nonemployee Director is appointed or elected to the Board and the first annual meeting of shareholders following such appointment or election, and the denominator of which is four (the "Interim Grant").
Annual Grants and Interim Grants vest during the year based on the attendance by the Nonemployee Director at the regular quarterly meetings of the Board. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The exercise price of all options must be at least equal to the fair market value of the shares on the date of grant, and the term of each option may not exceed seven years. The Nonemployee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     As of March 18, 1997, options to purchase an aggregate of 88,500 shares of Common Stock were outstanding under the Nonemployee Directors Plan and approximately 46,875 shares had been issued pursuant to the exercise of options granted under the plan.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1996 compensation was determined for the executive officers of the Company, with particular detail given to the 1996 compensation for the Company's Chief Executive Officer.

     During 1996, the Compensation Committee was comprised of William D. Savoy, Stuart Bell and William B. King.

     Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering the Company's stock option plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

     (i) to provide compensation opportunities that are based on the performance of the Company,

     (ii) to provide competitive compensation programs that enable the Company to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

     (iii) to coordinate compensation programs and practices so that they promote the Company's annual and long-term business objectives and strategies.

     The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     Salary. The salary levels of the Company's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries on whole.

     The Company refers to external information to determine base salaries paid by other companies for comparable positions. For example, the Company refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys.

     Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to the Company's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based upon the attainment of financial objectives, either for the Company as a whole, or for the employee's area of responsibility. For 1995, these objectives were weighted 60% to the attainment of targeted operating income and 40% to the attainment of targeted revenue. For 1996, these objectives were weighted to 50% to the attainment of targeted operating income and 50% to the attainment of targeted revenue. The Compensation Committee believes that the change towards an equal weighting of revenue and operating income emphasizes the Company's perception of the importance of increasing the Company's market share in the rapidly growing market for electronic commerce software and services. Cash bonuses for executive officers and other key employees are targeted at ranges from 25% of base salary to 50% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from zero percent of targeted bonus to a maximum of 225% of targeted bonus depending on the level of financial performance goals achieved. Since bonus payments are based on the degree in which the company achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which the Company meets or exceeds its specified financial performance goals. Operating income (excluding acquisition related charges) and revenues for the year ended December 31, 1996 were $7.6 million and $41.7 million, respectively, as compared to an operating income and revenues of $3.1 million and $23.1 million, respectively, for the year ended December 31, 1995. Total cash bonuses of $778,000 were paid to 20 members of senior management participating in the incentive plan during 1996. Total cash bonuses of approximately $460,000 were paid to 16 members of senior management participating in the plan during 1995.

     Equity-based Incentives. The Company maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of the Company which, in turn, is intended to positively impact the value of the Company's Common Stock. Options granted under the Company's Stock Option Plans have generally been long-term (seven years) and options granted since July 1994 generally vest ratably over the four years following the date of grant. All such options are exercisable at fair market value on the date of grant. With such features, the Company considers stock options as a way of aligning the interest of management with the interest of the Company's shareholders to promote growth in the Company's stock price and inducing executive officers and other key employees to remain with the Company on a long-term basis. The Compensation Committee believes that the Company's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1996, options to purchase 465,000 shares of the Company's Common Stock were awarded to executive officers Company. As of December 31, 1996, options to purchase an aggregate 2,229,234 shares of the Company's Common Stock were held by 223 employees under the Company's Stock Option Plans. Included in this amount as of December 31, 1996 are options to purchase approximately 797,250 shares of the Company's Common Stock at an average exercise price of $9.49 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing the 1996 cash bonus compensation for Mr. Howle, the Company observed similar guidelines as set forth for executive officers generally. The Company does not assign specific weighting to the various guidelines, or factors, other than the weighting that is applied to the achievement of operating income goals and the achievement of revenue goals. During 1996, Mr. Howle's base salary was increased to $200,000, effective April 1, 1996, as compared to $160,000 for the immediately preceding year. The Compensation Committee approved a bonus of $110,500 to Mr. Howle for 1996, reflecting the fact that the Company had exceeded its targeted goals for operating income and revenue for 1996. Mr. Howle's bonus was targeted at 50% of base salary if the Company achieved targeted operating income and revenue goals. In 1995, Mr. Howle received a bonus of $65,920. In addition, the Compensation Committee awarded Mr. Howle an option to purchase 150,000 shares of Common Stock at an exercise price of $11.67 in order to provide long-term incentive for Mr. Howle to remain employed by the Company.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the Company's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                                 Compensation Committee



                                                 William D. Savoy
                                                 William B. King
                                                 Stuart L. Bell

                           STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on August 22, 1995 through December 31, 1996, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). All amounts have been calculated as if all dividends were reinvested.


               Comparison of Five Year-Cumulative Total Returns
                            Performance Graph for
                            HARBINGER CORPORATION

Prepared by the Center for Research in Security Prices
Produced on 2/25/97 including data to 12/31/96

                                   [GRAPH]


                                    LEGEND




Symbol   CRSP Total Returns Index for:                12/31/91     12/31/92    12/31/93   12/31/94   12/29/95   12/31/96
------   ----------------------------                 --------     --------    --------   --------   --------   --------
______ [] HARBINGER CORPORATION                                                                       152.1      173.6
 ...__. *  Nasdaq Stock Market (US Companies)           55.8         64.9        74.5       72.8       103.0      126.7

------ /> Nasdaq Computer and Data Processing Stocks   48.9         52.7        55.7       67.7       103.0      127.2
          SIC 7370-7379 US & Foreign

NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 8/22/95.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Pursuant to its Alliance Agreement with System Software Associates, Inc. ("SSA"), the Company agreed to nominate a designee of SSA to the Board of Directors. At the 1996 Annual Meeting of shareholders, Roger E. Covey, as SSA's designee, was elected to the Company's Board of Directors. Mr. Covey resigned from the Board in October 1996. See "Certain Transactions."

     William Savoy is a member of the Compensation Committee and is President of Vulcan Northwest. Vulcan Ventures was a shareholder in Harbinger NV, the equity interest of which were acquired by the Company in March 1996. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

HARBINGER NV

     In November 1993, the Company assisted in the founding of Harbinger NV, a Dutch corporation which markets electronic commerce products and services in the European market. The initial capitalization of Harbinger NV consisted of an investment of $500,000 from the Company, $1,500,000 from Vulcan Ventures and $500,000 from AXA Equity & Law Life Assurance Society Plc ("Equity & Law"). Vulcan Ventures and Equity & Law each beneficially own more than 5% of the Company's voting securities. In December 1995, the Company and these investors contributed an additional $150,000 and $600,000, respectively, to Harbinger NV. Messrs. Howle, Davis and Savoy serve as members of the Supervisory Board of Harbinger NV. Mr. Howle is an executive officer and director, and Mr. Davis is an executive officer and a nominee for director of the Company, and Mr. Savoy is a director of the Company and a Vice President of Vulcan Ventures. In connection with the December 1995 investment and as additional inducement, the Company agreed to issue warrants to Vulcan Ventures and Equity & Law to purchase shares of the Company's Common Stock in the event Harbinger NV did not
achieve certain performance targets at June 30, 1996.   The Company
subsequently issued warrants to purchase 56,250 shares of Common Stock to Vulcan Ventures and warrants to purchase 18,750 shares of Common Stock to Equity & Law. These warrants have an exercise price of $18.50, the closing price of the Common Stock on the Nasdaq National Market on June 28, 1996, and expire two years from the date of grant. Effective March 29, 1996, Harbinger acquired all of the shares of capital stock in Harbinger NV held by Vulcan Ventures and Equity & Law and terminated all of the operating and shareholder agreements between the parties relating to Harbinger NV. In exchange for their interests in Harbinger NV, Vulcan Ventures received 43,549 shares of Common Stock and Equity & Law received 14,516 shares of Common Stock. In addition, Mr. Savoy received options as a non-employee director of Harbinger NV to purchase 23,000 shares of Harbinger NV stock which were converted into an option to purchase 3,000 shares of Common Stock. During the three year period ended December 31, 1996, Harbinger NV paid approximately $615,000 to the Company for services rendered. Additionally, the Company paid expenses of $18,000, $95,000 and $95,000, for the years ended December 31, 1996, 1995 and
1994, respectively, that were reimbursed by Harbinger NV.

HARBINGER NET SERVICES, LLC

     The Company organized Harbinger NET Services, LLC ("HNS") in December 1994 to address opportunities to use the Internet to perform electronic commerce transactions and related services. In March 1995, the Company invested approximately $360,000, and other individuals (including existing Harbinger shareholders, officers and directors) invested approximately $300,000 to provide initial funding. In June 1995, the Company purchased additional HNS common shares for an aggregate consideration of $8.0 million, of which $2.0 million was paid in June 1995 and $6.0 million was paid in September 1995 from the proceeds of the Company's initial public offering. Also in June 1995, BellSouth Telecommunications, Inc. ("BellSouth") invested $3.0 million in HNS in exchange for a $3,000,000 Subordinated Convertible Debenture (the "HNS Debenture") of HNS, due five years from its issue date and bearing interest at 6% per annum. Assuming immediate conversion of the HNS Debenture and exercise of outstanding HNS options, BellSouth would have acquired 2.2 million HNS common shares, and the Company and BellSouth would own 70% and 24%, and Company shareholders, officers and directors would own 6%, respectively, of the HNS common shares outstanding following such conversion.

     On January 1, 1997, because of the expiration of restrictions of the Company's ability to appoint a majority of the HNS Board of Managers, the Company exercised its rights as majority shareholder of HNS by appointing a majority of the members of the HNS Board of Managers. As a result, effective January 1, 1997, the Company will account for its investment in HNS by consolidating the statements of financial position and result of operations of HNS with those of the Company. Also on January 1, 1997, the Company purchased the HNS Debenture pursuant to a Debenture Purchase Agreement dated January 1, 1997 between the Company and BellSouth. The Company acquired the HNS Debenture for an aggregate purchase price of $1.5 million in cash and 242,288 shares of Common Stock valued at $4.2 million (the "BellSouth Shares"). The Company has agreed to register the BellSouth Shares on one occasion at BellSouth's request, subject to certain terms and conditions. Further, BellSouth may elect to offer the BellSouth Shares for sale during certain other offerings of Company securities. After completing the purchase and conversion of the HNS Debenture, the Company owned approximately 93% of HNS.

     Immediately thereafter, the Company acquired the minority interest in HNS by exercising an option under the HNS operating agreement to call (the "Call") the remaining 585,335 shares of HNS held by minority shareholders (which included directors and officers of the Company) and exchanged the HNS shares for cash of approximately $1.6 million or $2.66 per share, an identical amount paid to BellSouth. The following executive officers, directors and owners of 5% or more of the voting securities of the Company also owned the number of HNS common shares opposite their names, which shares were converted into cash: Mr. Howle (50,000 shares), Mr. Leach (35,714 shares), Mr. Davis (35,714 shares), Mr. Hart (8,349 shares), Mr. Katz (2,500 shares), Mr. King (4,286 shares), Dr. Konsynski (4,000 shares) and Vulcan Ventures (76,429 shares). As a result of these transactions, the Company became the sole shareholder of HNS. The Company also exchanged the outstanding options granted under the Amended and Restated HNS Stock Option Plan (the "HNS Plan") for options to purchase shares of Common Stock under the 1996 Plan. The following executive officers and directors also held options to purchase HNS shares under the HNS Plan, which options were converted into options for the number of shares of Common Stock and at the exercise price set forth opposite their names: Mr. Leach (option for 56,250 shares at $17.67 per share), Mr. Davis (option for 56,250 shares at $16.49 per share), Dr. Konsynski (option for 4,219 shares at $16.15 per share and option for 5,625 shares at $16.49 per share).

     The purchase price of the HNS Debenture was determined in arms-length negotiations between the parties. A member of the Board of Directors of Harbinger ("Harbinger Director") and certain employees or affiliates of BellSouth were members of the HNS Board of Managers. The Harbinger Director abstained from voting on the acquisition of the Debenture at the Company's Board meeting and from approving the Call at the HNS meeting of Managers.

     The Company and HNS entered into several agreements effective May 1995 for the Company to receive certain rights and provide products and services to HNS. Under a Software License Agreement, HNS granted the Company the non-exclusive right to license and distribute HNS products, if any, which may have been derived from the Company's products, for a royalty determined by the Company and HNS in connection with such software products released by HNS. Also under the Software License Agreement, the Company provided HNS a right to license and distribute certain Company software programs and HNS paid the Company a royalty based on HNS's software revenues derived from Company products. Under a Management Agreement and a Development Agreement, the Company provided various management and development services to HNS in connection with its general management, the planning and execution of marketing and sales activities, and the development of software products in exchange for payment by HNS of specified costs of the Company's personnel performing such services and reimbursement of associated expenses. In accordance with a System Operation Agreement, the Company's value-added network was available to HNS under certain conditions at a flat monthly fee and a monthly royalty based on a percentage of network fees generated by HNS customers. Amounts charged to HNS by the Company for services provided during the periods ending December 31, 1996 and 1995 were $1,785,000 and $324,000, respectively. Additionally, the Company paid expenses of $505,000 and $413,000 during such periods on behalf of HNS. These amounts subsequently were reimbursed by HNS. The Company recognized royalty revenue from HNS of $1,199,000 for the year ended December 31, 1996 related to HNS's licensing of products which include the Company's technology and for referral fees. These royalty revenues and referral fees from HNS were determined based on a royalty agreement between the Company and HNS. At December 31, 1996, the Company had an amount due from HNS of approximately $1,760,000 for services provided and expenses incurred by the Company, and for certain direct expenses incurred by the Company on behalf of HNS and for the royalty revenue earned from HNS.

SSA ALLIANCE

     In July 1995, the Company entered into an Alliance Agreement to form a strategic alliance relationship with SSA (the "SSA Alliance") pursuant to which the Company acquired from SSA computer software that performs EDI functions on IBM AS/400 workstations (the "AS/400 Software") and related computing equipment and licensed to SSA the AS/400 Software, the Company's UNIX and PC-based EDI software products, and related tools and utilities (the
"Licensed Software"). Roger E. Covey, Chief Executive Officer and Chairman of the Board of Directors of SSA, resigned from the Board of Directors of the Company in October 1996. SSA agreed to exercise its best efforts to market the Licensed Software to clients who use SSA's BPCS software and to pay the Company royalties based upon net fees earned by SSA from the sale of the Licensed Software. Royalties are payable when net fees are collected. Net fees include software license fees, software maintenance and support fees and platform migration fees earned by SSA, net of taxes and net of commissions payable to SSA's subsidiaries and affiliated distributors. SSA also agreed to pay minimum royalties of $1.4 million in 1995 and $5.7 million in 1996. Payments in excess of the royalties actually earned to satisfy minimum royalties will serve as a credit against SSA's royalty obligations after 1996. The Company will pay SSA a 15% referral fee for revenue derived from the sale of Licensed Software by the Company to non-BPCS customers referred by SSA during the period from January 1, 1997 through December 31, 2000.

     As consideration for these agreements, Harbinger issued to SSA (i) 825,000 shares of Common Stock and (ii) 4.0 million shares of Harbinger's Zero Coupon Preferred Stock. Holders of shares of the Zero Coupon Preferred Stock have no voting rights, are not entitled to dividends and holders of vested shares of Zero Coupon Preferred Stock have preference over holders of shares of Common Stock upon the Company's dissolution. SSA advised the Company that it has sold all such shares of Common Stock. The Company and SSA have defined targeted royalties for 1997, 1998, 1999 and 2000 (each a "Vesting Year"). Following each Vesting Year, (i) up to 1,000,000 shares of Zero Coupon Preferred Stock will be eligible to vest; (ii) the number of shares that actually vest will be an amount (not to exceed 1,000,000) determined by multiplying 1,000,000 times a fraction, (1) the numerator of which shall be the amount determined by subtracting 80% from the percentage (up to 100%) of targeted royalties actually earned, and (2) the denominator of which shall be 20%; (iii) the Company will redeem the vested shares; and (iv) the eligible shares that do not vest will be forfeited. The redemption price, at SSA's discretion, either will be cash in the amount of $1.00 per share for each vested share of Zero Coupon Preferred Stock redeemed, or issuance to SSA of a number of shares of Harbinger's Common Stock equal to the Zero Coupon Preferred Stock issue price of $1.00 per share for all vested shares, divided by the then current fair market value of Harbinger's Common Stock (determined as the closing bid price for shares of Common Stock at the close of business on December 31 of such Vesting Year).

     The Alliance Agreement will continue through December 31, 2000 and thereafter on an annual basis until either party terminates the agreement. The Alliance Agreement also will continue for one year following expiration of its term without renewal for the purpose of giving the parties adequate time to transfer then existing license and support arrangements. During the term of the Alliance Agreement, Harbinger has agreed that, at its option, it will provide SSA with future product modifications and upgrades, architect the Licensed Software to facilitate foreign language translations, provide training and telephone support to SSA personnel, revise the Licensed Software in the manner requested by SSA to maintain product competitiveness (or allow SSA to make such revisions), and modify the products to interface with specified database programs, perform designated client/server functions, offer enhanced graphical user interfaces, and conform to specified industry data communication standards.

     During the term of the Alliance Agreement, SSA will have registration rights with respect to any shares of Common Stock issuable upon redemption of the Zero Coupon Preferred Stock. SSA also will have the right during the term of the Alliance Agreement to designate one member of Harbinger's Board of Directors.

OTHER TRANSACTION

     The Company has purchased insurance on the lives of Messrs. Howle and Leach and one other officer. A portion of the proceeds payable on the death of Messrs. Howle and Leach will be used, at the discretion of the deceased's estate, to purchase shares of Common Stock owned by the deceased at the time of his death.

                                  PROPOSAL 2

                   AMENDMENT TO THE 1996 STOCK OPTION PLAN

     The Board has approved and recommends to the Shareholders that they approve a proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for grant under such plan from 2,625,000 to 4,125,000, an increase of 1,500,000 shares of Common Stock. As of March 18, 1997, there were approximately 1,992,000 outstanding options to purchase shares of Common Stock under the 1996 Plan. Therefore, in the event that the proposed amendment is approved, approximately 2,133,000 options would remain available for grant under the 1996 Plan. The text of the proposed amendment to the 1996 Plan is set forth in Annex A to this Proxy Statement. The 1996 Plan is described above under "Proposal 1--Stock Option Plans--Employee Stock Option Plans" and is qualified in its entirety by reference to the text of the 1996 Plan.

     The proposed amendment to the 1996 Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specifications is made, will be voted "FOR" adoption of the proposed amendment to the 1996 Plan. The Board has determined that the amendment to the 1996 Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

                                  PROPOSAL 3

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     In January 1997, the Board of Directors appointed the accounting firm of KPMG Peat Marwick LLP to serve as its independent auditor. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                            SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 1998 Annual Meeting of Shareholders must be received by the Company no later than December 4, 1997, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1998 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before the 1997 Annual Meeting of Shareholders, certain conditions set forth in Sections 16 and 17 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 30 days notice of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                OTHER MATTERS

     Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.


                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           /s/ C. Tycho Howle
                                           -------------------------
                                           C. Tycho Howle,
                                           Chairman

                                                                         ANNEX A


                      TEXT OF PROPOSED AMENDMENT TO THE
                            1996 STOCK OPTION PLAN



      SECTION 1. Section 3.1 of the Plan is hereby amended by deleting the first sentence of Section 3.1 of the Plan in its entirety and substituting in lieu thereof the following:

              "3.1 SHARES RESERVED FOR ISSUANCE. Subject to any antidilution adjustment pursuant to Section 3.2, the maximum number of Shares that may be subject to Options granted hereunder shall not exceed 4,125,000, plus the number of Prior Plan Shares."

                                                                        APPENDIX


                             HARBINGER CORPORATION
                             1055 LENOX PARK BLVD.
                               ATLANTA, GA 30319

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints C. Tycho Howle, David T. Leach and Joel G. Katz, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Harbinger Corporation held of record by the undersigned on March 14, 1997, at the annual meeting of shareholders to be held on April 25, 1997 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

  Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

  [ ] I PLAN TO ATTEND MEETING

 THE BOARD OR DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND
                            "FOR" PROPOSALS 2 AND 3.
 1. Election of the following Nominees as Directors:
                 King, Bell, Davis, Konsynski, Neugebauer, Nederlof

     [ ] FOR all Nominees                  [ ] WITHHELD for all
                                               Nominees

  INSTRUCTIONS: Withhold for the following only (Write the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

                           (continued on other side)

  2. Approval of modification to the Company's 1996 Stock Option Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  3. Ratification of Selection of KPMG Peat Marwick LLP as Independent Auditors.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                 PLEASE MARK YOUR CHOICE LIKE
                                                 THIS IN [X] BLUE OR BLACK INK,

                                                 Date
                                                     ---------------------------

                                                 Signature
                                                          ----------------------

                                                 -------------------------------
                                                 Signature if held jointly

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED
                                   ENVELOPE.